ICON FUNDS

                        ADMINISTRATIVE SERVICES AGREEMENT



     This Agreement, dated as of March 1, 1999, is between the ICON Funds (the "Trust"), a Massachusetts business trust, and Meridian Investment Management Corporation ("Meridian"), a Colorado corporation.

     The Trust is registered as an open-end management investment company registered under the Investment Company Act of 1940 (the "IC Act"). The Trust desires to retain Meridian and avail itself of the information, advice, assistance and facilities of Meridian by retaining it as Administrator of the Trust ("Administrator"), subject to the terms and conditions of this Agreement. The Administrator wishes to provide such services to the Trust under the conditions set forth below.

     In consideration of the premises and mutual covenants contained in this Agreement, the Trust and the Administrator agree as follows:

1. EMPLOYMENT. The Trust, being duly authorized, hereby retains the Administrator to perform those services described in this Agreement and the Administrator shall perform its obligations upon the terms and conditions set forth in this Agreement. Any administrative services undertaken by the Administrator pursuant to this Agreement, as well as any other activities of the Administrator on behalf of the Trust, shall at all times be subject to directives of the Board of Trustees of the Trust.

2. TRUST ADMINISTRATION. The Trust hereby retains the Administrator to provide executive and administrative services to the Trust, with the individual responsibilities of Meridian more fully defined in Exhibit A to this Agreement. The Administrator shall give the Trust the benefit of its best judgment, efforts and facilities in rendering services as administrator. The Administrator shall at all times conform to: (i) all applicable provisions of the IC Act and any rules and regulations adopted thereunder, (ii) the provisions of the Registration Statement of the Trust under the Securities Act of 1933, as amended from time to time, (iii) the provisions of the Agreement and Declaration of Trust and the By-Laws of the Trust, and (iv) any other applicable provisions of state and federal law.

3. STAFFING AND FACILITIES. The Administrator shall, at its own expense, employ or retain personnel and consult with such other persons as it may determine to be necessary or useful to the performance of its obligations under this Agreement. The Administrator shall also provide personnel to serve as officers of the Trust if so elected by the Board of Trustees.

The Administrator, shall, at its own expense, provide such office space, facilities and equipment (including, but not limited to, computer equipment, communication lines and supplies) to provide the services to the Trust.

4. RECORD KEEPING AND OTHER INFORMATION. The Administrator shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the IC Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. Where applicable, such records shall be maintained by the Administrator for the periods and in the places required by Rule 31a-2 under the IC Act. It is understood that the records created by the Administrator on behalf of the Trust are the property of the Trust and will be surrendered promptly upon request.

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5. AUDIT, INSPECTION AND VISITATION. The Administrator shall make available to the Trust during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust or any regulatory agency having authority over the Trust. The Administrator shall also permit representatives of the Trust, including the Trust's independent auditors, to have reasonable access to the personnel and records of the Administrator in order to enable such representatives to monitor the quality of services being provided and the reasonableness of fees due the Administrator pursuant to this Agreement. In addition, the Administrator shall promptly deliver to the Board of Trustees of the Trust such information as may reasonably be requested from time to time to permit the Board of Trustees to make an informed determination regarding continuation of this Agreement.

6. COMPENSATION. For the services rendered to the Trust by the Administrator, each series of the Trust shall pay the Administrator, upon presentation of an invoice to the Fund's custodian, a fee as set out in the fee schedule attached hereto as Exhibit B. In addition, the Trust shall reimburse the Administrator for out of pocket expenses incurred on behalf of the Trust. The Administrator shall not be required to reimburse the Trust or the Trust's investment adviser for (or have deducted from its fees) any expenses in excess of expense limitations imposed by certain state securities commissions having jurisdiction over the Trust.

7. LIMITATION OF LIABILITY. The Administrator may rely on information reasonably believed by it to be accurate and reliable. Except as may be required by the Act or the rules thereunder, the Administrator nor its shareholders, officers, directors, employees, agents, control persons or affiliates shall be subject to liability for, or any damages, expenses or losses incurred by the Trust except by reason of willful misfeasance, bad faith or negligence on the part of any such person in the performance of the duties of the Administrator under this Agreement or by reason of reckless disregard of the obligations and duties of the Administrator under this Agreement.

8. INDEMNIFICATION OF ADMINISTRATOR. Subject to and except as otherwise provided in the Securities Act of 1933, as amended, and the IC Act, the Trust shall indemnify Administrator and each of Administrator's Employees (hereinafter collectively referred to as a "Covered Person") against all liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants' and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while serving as the administrator for the Trust or as one of Administrator's Employees, or, thereafter, by reason of being or having been the administrator for the Trust or one of Administrator's Employees, including but not limited to, liabilities arising due to any misrepresentation or misstatement in the Trust's prospectus, other regulatory filings, and amendments thereto, or in other documents originating from the Trust that are not otherwise the responsibility of the person seeking indemnification. Notwithstanding the foregoing, in no case shall a Covered Person be indemnified against any liability to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, negligence or reckless disregard of the duties of such Covered Person.

9. SERVICES FOR OTHERS. Nothing in this Agreement shall prevent the Administrator or any affiliated person of the Administrator from providing services for any other person, firm or corporation, including other investment companies; provided, however, that the Administrator expressly represents that it will not undertake any activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

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10. COMPLIANCE WITH THE ACT. The parties hereto acknowledge and agree that nothing contained in this Agreement shall be construed to supersede or contravene the Prospectus or Statement of Additional Information of any series of the Trust or any provisions of the Act and the rules thereunder. It is acknowledged that Meridian is an investment adviser to the Trust.

11. RENEWAL AND TERMINATION. This Agreement shall become effective on the date first above written and shall remain in effect for a period of one year from such date, and thereafter shall be renewed automatically for successive one year terms, unless written notice not to renew is given by the non-renewing party to the other party at least sixty days prior to the expiration of the current term, provided such continuance is approved at least annually by the vote of a majority of the Trustees of the fund who are not parties to this Agreement or "interested persons" (as defined in the IC Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval. The previous Administrative Services Agreement between the Trust and AmeriPrime Financial Services, Inc. and Meridian is hereby superseded by this Agreement.

Notwithstanding the foregoing, the Trust may, at any time and without the payment of any penalty, terminate this Agreement for Cause as to the Administrator, upon sixty days written notice to the other party. "Cause" shall mean unreasonable neglect or refusal to perform the services defined under this Agreement, or the willful misconduct in following the legitimate directions of the Board of Trustees of the Trust.

12. NOTICES. Any notice required under this Agreement shall be given in writing, addressed and delivered, or mailed postage prepaid, to the other parties at the principal office of each party.

13. THE TRUST. The term "ICON Funds" means and refers to the Trustees from time to time serving under the Trust's Agreement and Declaration of Trust as amended from time to time. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agent or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.

14. MISCELLANEOUS. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Massachusetts and the applicable provisions of the federal securities laws. To the extent that applicable law of the State of Massachusetts or any of the provisions herein conflict with the applicable provisions of the federal securities laws, the latter shall control . Every contract, instrument, certificate or undertaking made or issued by the Trustees or by any officer of the Trust shall give notice that (a) the document was executed or made on behalf of the Trust or by them as Trustees or as officers and not by them individually, and (b) that the obligations of such instrument are not binding upon any of them or the Shareholders individually, but are only upon the assets and property of the Trust. Omission of such notice shall not operate to bind any Trustee, officer or shareholder individually.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ICON FUNDS                                        MERIDIAN INVESTMENT
                                                  MANAGEMENT CORPORATION

By: /s/ Erik Jonson                               By: /s/ Craig T. Callahan
-------------------                               -------------------------
Erik Jonson, Chief Financial Officer              Craig T. Callahan, President

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                                    EXHIBIT A
                                   ICON FUNDS
                        ADMINISTRATIVE SERVICES AGREEMENT
                               Dated March 1, 1999


The Administrator, Meridian Investment Management Corporation ("Meridian") shall provide the following categories of executive and administrative services to the
Trust:


ADMINISTRATIVE RESPONSIBILITIES


1.  Daily Compliance-Test all Funds for SEC, IRS and Prospectus Restrictions
2.  Review and resolve all potential restriction violations
3.  Blue Sky Monitoring
4.  Compile information for annual review of Fidelity Bond
5.  Compile information for annual review of E&O Insurance
6.  Review of trading commissions, soft dollars and best execution
7.  Tax preparation
8.  Subchapter M Compliance
9.  Review PFIC status for tax
10. Expense Accruals
11. Review and approve all invoices
12. Review and approve all monthly accounting transition reports
13. Review daily cash balances available for investment or redemption
14. Review pricing of portfolio securities and NAV computations
15. Monitor compliance with and revise Code of Ethics, as needed
16. Prepare and update policies and procedures manual
17. Proxy voting and recording with respect to portfolio securities
18. Preparation of quarterly trustee meeting information and reports
19. Preparation of Board Minutes
20. Preparation of reports to Lipper, Morningstar
21. Maintain relationship with ICI
22. Relations with third party vendors
23. Prepare prospectus and statement of additional information
24. Prepare semi-annual and year end financials
25. Prepare and File SEC reports and registration statements
26. Maintain files of all original fund documents
27. Relations with Custodian, Transfer Agent, auditors
28. Maintain relationships with Platforms
29. Maintain relationships with other Broker-Dealers


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                                    EXHIBIT B
                                   ICON FUNDS
                        ADMINISTRATIVE SERVICES AGREEMENT
                               Dated March 1, 1999


                              MONTHLY FEE SCHEDULE



I.   FEE SCHEDULE

The Funds of the Trust shall pay the Administrator the following fee per year per Portfolio base, computed on a daily basis and paid on a monthly basis. For purposes of each daily calculation of this fee, the most recently determined net asset value of each Portfolio, as determined by a valuation made in accordance with the Trust's procedure for calculating each Portfolio's net asset value as described in the Funds' Prospectus and/or Statement of Additional Information, shall be used. The fee is payable on the first business day following the end of each month.

AVERAGE VALUE OF DAILY NET ASSETS                      ANNUAL RATE

Assets Under Five Hundred Million Dollars                 0.050%
Assets Over Five Hundred Million Dollars                  0.040%